Exhibit 99.1
F i n i s a r
FOR IMMEDIATE RELEASE
Contact:
John Drury
Vice President and Corporate Controller
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
FINISAR CORPORATION RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q
Company to Request Hearing
SUNNYVALE, Calif. – December 14, 2006 – Finisar Corporation (Nasdaq: FNSR) announced that on December 13, 2006 it received a Staff Determination notice from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its report on Form 10-Q for the second quarter ended October 29, 2006 and, therefore, that its common stock is subject to delisting from the Nasdaq Global Select Market.
As previously announced, Finisar has delayed filing its Form 10-Q report pending the completion of a review of its historical stock option grant practices being conducted by the Audit Committee of its Board of Directors. The Company plans to file its Form 10-Q report as soon as practicable following the conclusion of the review.
The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the panel will grant the Company’s request for continued listing. Pending a decision by the hearing panel, Finisar’s common stock will continue to be traded on the Nasdaq Global Select Market.
About Finisar
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Chanel, IP, SAS, SATA and SONET/SDH protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.

Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and results of the review by the Audit Committee; the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.